Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second‑tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
Kaman Composites - Wichita, Inc.	Delaware
Kaman Precision Products, Inc.	Florida
RWG Germany GmbH	Germany
Kaman UK Holdings Limited	UK
Kaman Composites - UK Holdings Limited	UK
Brookhouse Group Holdings Limited	UK
Brookhouse 2004 Limited	UK
Kaman Tooling Limited	UK
Kaman Composites - UK Limited	UK
Kaman Fabricated Products Limited	UK
Brookhouse (SPD) Tool Company Limited	UK
Brookhouse Automotive Limited	UK
Brookhouse IM Limited	UK
Kaman Engineering Services, Inc.	Washington
Kaman Composites - Vermont, Inc.	Vermont

Kaman Industrial Technologies Corporation	Connecticut

Kaman Industrial Technologies, Ltd.	Canada
Industrial Rubber & Mechanics, Inc.	Puerto Rico
Minarik Corporation	California
Kaman Industrial Technologies Singapore Pte. Ltd.	Singapore
Catching FluidPower, Inc.	Illinois
KIT Zeller, Inc.	Delaware
Kaman Fluid Power, LLC	Delaware
Western Fluid Components, Inc.	Washington